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                                                                       EXHIBIT 1


                  CONSENT OF INDEPENDENT CHARTERED ACCOUNTANTS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form F-10 No. 333-87762) and related short form shelf prospectus of TransAlta Corporation dated May 14, 2002, as supplemented by a prospectus supplement dated November 18, 2003, and to the incorporation by reference therein of our report dated February 1, 2003, except for Note 26, which is as of March 15, 2003, with respect to the consolidated financial statements of TransAlta Corporation incorporated by reference in its Annual Report (Form 40-F) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

                                                   /s/ Ernst & Young LLP

Calgary, Alberta                                   ERNST & YOUNG LLP
November 18, 2003                                  Chartered Accountants